Exhibit 99.1

For Immediate Release

Contact:

Julia Avery (Investors)

Stern Investor Relations, Inc.

212-362-1200

julia@sternir.com

Irene Smith (Media)

Cryo-Cell International, Inc.

813-749-2100

ismith@cryo-cell.com

CRYO-CELL INTERNATIONAL SHARES RECOGNIZED IN THE HEALTHCARE SERVICES

INDUSTRY FOR THE LOWEST PRICE TO EARNINGS (P/E) RATIO

Key Comparative Indicator May Reflect Positive Potential for

Continued Strong and Upward Trend of Cryo-Cell’s Stock Performance

Oldsmar, FL – June 21, 2011 – Cryo-Cell International, Inc. (OTCQX: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks and global industry leader in innovative stem cell solutions, announced today that it was evaluated by SmarTrend as among five companies in the Health Care Services industry with the lowest P/E ratios. According to SmarTrend, P/E is an important valuation tool when comparing companies in the same industry. A higher P/E ratio means that investors are paying more for each unit of net income, so the stock is more expensive compared to one with a lower P/E ratio. Cryo-Cell International has the lowest with a P/E of 7.0x. An article with SmarTrend’s analysis can be found at http://www.mysmartrend.com/news-briefs/news-watch/relatively-low-pe-ratio-health-care-services-industry-detected-shares-cryo-ce

“We continue to believe that Cryo-Cell shares remain undervalued in the market and we are pleased that the Company is recognized by SmarTrend for having the lowest P/E ratio in the Health Care Services industry,” stated Mercedes A. Walton, Chairman and CEO of Cryo-Cell International. “We believe that this key comparative indicator may possibly reflect positive potential for Cryo-Cell’s stock performance that continues to demonstrate a strong and upward trend.”

According to their analysis published on June 18, 2011, SmarTrend currently has shares of Cryo-Cell International in an Uptrend and issued the Uptrend alert on September 13, 2010 at $1.23. The stock has risen 144.9% since the Uptrend alert was issued. Cryo-Cell International stock closed on June 17, 2011 at $3.00 per share up 183% from the closing price of $1.06 on June 17, 2010.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 230,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched CélleSM (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s Célle technology license agreements and U-Cord license agreements and their ability to provide the Company with royalty fees, the ability of Cryology RTS to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

Additional Information and Where To Find It

The Company will be filing documents with the SEC, including the filing by the Company of a proxy statement in connection with the 2011 annual meeting of stockholders. Stockholders are urged to read the Company’s proxy statement for the 2011 annual meeting of stockholders when it becomes available, as well as other relevant documents filed by the Company with the SEC, because they will contain important information. The Company’s definitive proxy statement will be mailed to stockholders of the Company. Stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website ( www.cryo-cell.com) under the heading “Investor Relations”, the SEC’s website at (www.sec.gov), or by contacting the Company at (813) 749-2100.

Information Regarding Participants

Information regarding the officers and directors of the Company is included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed by the Company with SEC in connection with the 2011 annual meeting of stockholders.